Certificate of Correction

of

E.R.C. Energy Recovery Corporation

 E.R.C. Energy Recovery Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

1.

The name of the Corporation is: E.R.C. Energy Recovery Corporation.

2.

A Certificate of Amendment of the Corporation (the “Certificate”) was filed with the Secretary of State of the State of Delaware on July 18, 1997.  The Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware because it contains an inaccurate description of how the amendments were adopted and there is an error in the calculation of the reduction in the capital accounts of the Corporation resulting from the amendments because of an inaccuracy in the number of outstanding shares indicated in the Certificate.

3.

The inaccuracy or defect in the Certificate is in the SECOND and FOURTH paragraphs thereof, which read as follows:

SECOND:

The following amendments were first adopted by the Board of Directors and then adopted by the stockholders of the Corporation at a special meeting of such stockholders held on the 6th day of January, 1997, in the manner prescribed by Sections 141 and 242, respectively, of the General Corporation Law of Delaware.

FOURTH:

These amendments do reduce the 9,932,975 common shares outstanding to 24,832 common shares, and decrease the stated capital from $99.329 to $24.83.

4.

The SECOND and FOURTH paragraphs of the Certificate are corrected to read as follows:

SECOND:

The following amendments were first adopted by written consent of stockholders who owned a majority of the outstanding voting securities of the Corporation, who duly delivered their respective written and dated consents to the Corporation following solicitation by management of the Corporation in the 60 day period commencing January 13, 1997, and then were adopted by the Board of Directors by unanimous written consent on July 17, 1997, in the manner prescribed by Sections 228, 141 and 242, respectively, of the General Corporation Law of Delaware.

FOURTH:

These amendments do reduce the 8,932,975 common shares outstanding to 22,574 common shares, and decrease the stated capital from $89,330 to $22.57.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be executed by its President, David C. Merrell, and attested to by its Secretary, Michael C. Brown, on this 16th day of August, 2011.

E.R.C. ENERGY RECOVERY CORPORATION

By /s/David C. Merrell

     David C. Merrell, President

Attest:

/s/Michael C. Brown

Michael C. Brown, Secretary

2